EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in the Prospectus, constituting part of the Registration Statement on Form F-1 (“Registration Statement”) of China TopReach Inc. of our report dated February 3, 2010 with respect to the financial statements of China TopReach Inc. as of and for the years ended December 31, 2008 which appears in such Registration Statement. We further consent to the inclusion of our report dated February 3, 2010 with respect to the consolidated  financial statements of Olympia Media Holdings Limited as of and for each of the years in the years ended December 31, 2008 and 2007 which appears in such Registration Statement. We also hereby consent to the references to our firm under the caption “Experts” in such Registration Statement.

Very Truly Yours,

UHY VOCATION HK CPA Limited,
Hong Kong,  People’s Republic of China.

March 30, 2010